EXHIBIT 99.1
[ATHEROGENICS, INC. LOGO]

FOR IMMEDIATE RELEASE

AtheroGenics Reports First Quarter 2006 Financial Results

ATLANTA, GA - April 20, 2006 - AtheroGenics, Inc. (Nasdaq: AGIX), a pharmaceutical company focused on the treatment of chronic inflammatory diseases, today reported financial results for the first quarter ended March 31, 2006.

During the quarter, AtheroGenics recorded revenue of $4.2 million related to its recent licensing collaboration with AstraZeneca for the development and commercialization of its cardiovascular drug candidate, AGI-1067. This revenue reflects the quarter’s amortization of the up-front $50 million license fee received in February 2006.

Research and development expenses for the first quarter increased to $16.3 million, compared to $16.2 million for the same period in 2005. Impacting research and development expenses this quarter was approximately $1.1 million in non-cash stock-based compensation expense resulting from AtheroGenics’ adoption of Statement of Financial Accounting Standards No. 123R, which requires the expensing of employee stock options. Development expenses for the Company’s ongoing AGI-1067 Phase III program declined moderately, primarily due to lower costs incurred to produce clinical supplies and for manufacturing scale-up activities.

General and administrative expense increased to $3.7 million in the first quarter of 2006 from $1.8 million in the first quarter of 2005. This increase was driven by stock-based compensation expense of $935 thousand and higher professional fees.

Interest income increased to $2.2 million in the current quarter from $1.4 million reported for the quarter ended March 31, 2005 due to the effect of higher interest rates on the Company’s invested cash.

AtheroGenics recorded interest and other expense of $5.6 million during the quarter, compared to interest and other expense of $2.1 million for the prior year first quarter period. The year-to-year increase is fully attributable to non-cash costs related to the exchange of a portion of the Company’s 4.5 percent convertible notes for common stock.

AtheroGenics reported a net loss of $19.2 million, or $0.49 per share, for the first quarter, compared to a net loss of $18.6 million, or $0.50 per share, for the same period in 2005.

At March 31, 2006, cash, cash equivalents and short-term investments totaled $209 million.

“This has been a productive first quarter, highlighted by receipt of the $50 million up-front payment from our corporate partner, AstraZeneca, triggering the official launch of our partnership activities,” stated Russell M. Medford, M.D., Ph.D., President and Chief Executive Officer of AtheroGenics. “As we look beyond the quarter, we are encouraged by the progress we are making with our ARISE program, including study close-out preparations and regulatory activities following the completion of the study.”

Webcast and Conference Call Information
AtheroGenics will be hosting a conference call and webcast today at 9:00 a.m. EDT to discuss first quarter 2006 financial results and to provide a company update. The conference call may be accessed by dialing 1-877-407-8031 (domestic) or 1-201-689-8031 (international), five minutes prior to the start time. A replay of the call will be available from 11:00 a.m. ET on Thursday, April 20, 2006, until 11:59 p.m. ET on April 27, 2006. Rebroadcast numbers are 1-877-660-6853 (domestic) or 1-201-612-7415 (international), account number 286 and conference ID number 198850. To access the webcast, log on to the Company’s Investor Relations Web site http://www.atherogenics.com/investor/q1earnings.html and click on the Webcast Access link. An archived version of this webcast will be available at the same location through July 21, 2006.

About AtheroGenics
AtheroGenics is focused on the discovery, development and commercialization of novel drugs for the treatment of chronic inflammatory diseases, including heart disease (atherosclerosis), rheumatoid arthritis and asthma. The Company has two drug development programs currently in the clinic. AtheroGenics’ lead compound, AGI-1067, is being evaluated in the pivotal Phase III ARISE clinical trial as an oral therapy for the treatment of atherosclerosis, in collaboration with AstraZeneca. AGI-1096 is a novel, oral agent in Phase I that is being developed for the prevention of organ transplant rejection in collaboration with Astellas. AtheroGenics also has preclinical programs in rheumatoid arthritis and asthma utilizing its proprietary vascular protectant® technology. For more information about AtheroGenics, please visit http://www.atherogenics.com.

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to events or developments that we expect or anticipate will occur in the future are deemed to be forward-looking statements, and can be identified by words such as "believes," "intends," "expects" and similar expressions. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about clinical trial results, our future results of operations or our financial condition, research, development and commercialization of our product candidates, anticipated trends in our business, and other risks that could cause actual results to differ materially. These and other risks are discussed in AtheroGenics' Securities and Exchange Commission filings, including, but not limited to, the risks discussed in AtheroGenics' Annual Report on Form 10-K for the fiscal year ended December 31, 2005. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

AtheroGenics, Inc.	AtheroGenics, Inc.	Investor Relations
Mark P. Colonnese	Donna L. Glasky	Lilian Stern
Chief Financial Officer	Corporate Communications	Stern Investor Relations, Inc.
678-336-2511	678-336-2517	212-362-1200
investor@atherogenics.com	investor@atherogenics.com	lilian@sternir.com

AtheroGenics, Inc.
Statements of Operations
(Unaudited)

	Three months ended
	March 31,
	2006	2005

Revenues	$4,166,667	$—

Operating expenses:
Research and development	16,260,622	16,155,070
General and administrative	3,707,333	1,820,818
Total operating expenses	19,967,955	17,975,888

Operating loss	(15,801,288)	(17,975,888)
Interest and other income	2,205,234	1,447,904
Interest and other expense	(5,628,753)	(2,103,573)
Net loss	$(19,224,807)	$(18,631,557)

Net loss per share - basic and diluted	$(0.49)	$(0.50)
Weighted average shares outstanding -
basic and diluted	39,202,076	37,532,613

Balance Sheet Data
(Unaudited)

	March 31,	December 31,
	2006	2005

Cash, cash equivalents and short-term investments	$209,369,797	$182,504,523
Working capital	181,912,490	173,164,668
Total assets	227,239,653	197,497,527
Long-term obligations	286,045,095	300,053,796
Accumulated deficit	(313,899,681)	(294,674,874)
Total shareholders’ deficit	(113,826,570)	(115,436,216)